UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2009

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

505 Fifth Avenue
New York, New York 10017
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 771-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

The information set forth below under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2009, CIT Group Inc. (“CIT” or the “Company”) and certain of its subsidiaries entered into a senior secured term loan facility (the “Credit Facility”) for up to $3 billion with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto. As of July 20, 2009, the Company had received commitments from lenders for $2 billion in financing under the Credit Facility, the entire amount of which has been drawn, and expects to receive commitments for an additional $1 billion by July 31, 2009. The Company and certain of its subsidiaries are borrowers under the Credit Facility (collectively the “Borrowers”). The Company and all current and future domestic wholly-owned subsidiaries of the Company, with the exception of CIT Bank and other regulated subsidiaries, special purpose entities and immaterial subsidiaries are guarantors of the Credit Facility (the “Guarantors”).

The Credit Facility has a two and a half year maturity and bears interest at LIBOR plus 10%, with a 3% LIBOR floor, payable monthly. It provides for (i) a commitment fee of 5% of the total advances made thereunder, payable upon the funding of each advance, (ii) an unused line fee with respect to undrawn commitments at the rate of 1% per annum and (iii) a 2% exit fee on amounts prepaid or repaid and the unused portion of any commitment.

The Credit Facility will be secured by a perfected first priority lien on substantially all unencumbered assets of the Guarantors, which shall include 100% of the stock of CIT Aerospace International, and 65% of the voting and 100% of the non-voting stock of other first-tier foreign subsidiaries (other than direct subsidiaries of the Company), in each case owned by a Guarantor.

Borrowings under the Credit Facility will be used for general corporate purposes and working capital needs and to purchase notes accepted for payment in the Offer (as defined below); provided that, except with the consent of a committee of lenders under the Credit Facility (the “Steering Committee”), no portion of the proceeds of the Credit Facility or collateral securing the Credit Facility may be used to pay principal or interest on the August 17 Notes (as defined below), other than pursuant to the Offer (as defined below), or, following the consummation of the Offer, on the maturity date of the August 17 Notes.

The Credit Facility includes a minimum collateral coverage covenant. The covenant requires the ratio of the book value of the collateral securing the Credit Facility to the loans outstanding thereunder to exceed 5:1 as of the end of each fiscal quarter commencing as of the fiscal quarter ending September 30, 2009, and the ratio of the fair value of the collateral securing the Credit Facility to the loans outstanding thereunder to exceed 3:1 as of the end of each fiscal year commencing with the fiscal year ending December 31, 2009. The Credit Facility also contains customary affirmative and negative covenants, including, among other things and subject to certain exceptions, limitations on the ability of Borrowers and subsidiaries to incur additional indebtedness, incur liens, make material non-ordinary course asset sales, make certain restricted payments (including paying any dividends on any of the Company’s preferred or common stock without the consent of a majority in number of the members of the Steering Committee), make investments, engage in certain fundamental changes, engage in sale and leaseback transactions, engage in transactions with affiliates, and prepay certain indebtedness.

Borrowings under the Credit Facility may be prepaid, subject to a prepayment premium in the amount of 6.5% of the amounts prepaid or commitment reduced (the “Call Premium”), declining ratably to zero over the first 18 months following entry into the Credit Facility, provided that no Call Premium will apply if the borrowings are repaid as part of or following a restructuring plan for the Company and its subsidiaries approved by a majority in number of the Steering Committee. The Credit Facility contains provisions (i) requiring the Company and the Steering Committee to work together in good faith to promptly develop a mutually acceptable restructuring plan for the Company and its subsidiaries and (ii) requiring the Company to adopt a restructuring plan acceptable to the majority in number of the Steering Committee by October 1, 2009.

A copy of the press release announcing the entry into the Credit Facility and the commencement of the Offer (as defined below) is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

The information attached as Exhibit 99.2 hereto is incorporated herein by reference.

The information in this Form 8-K that is furnished under this “Item 7.01 Regulation FD Disclosure” and the related Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Bankruptcy Relief

In the event that we do not receive prior to the expiration date of the Offer enough tenders of August 17 Notes to meet the Minimum Tender Condition (as defined below) and the Minimum Tender Condition is not otherwise waived, we may need to seek relief under the U.S. Bankruptcy Code, unless we are able to obtain alternative financing. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code; (ii) pursuing a plan of reorganization; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

Liquidity and Capital Resources

The Company’s business has been historically dependent upon access to the debt capital markets for liquidity and efficient funding, including the ability to issue unsecured term debt. The disruptions in the credit markets that began in 2007 and resulted in the Company’s withdrawal from the unsecured debt markets have continued, and especially with respect to the Company, have materially worsened in the first and second quarters of 2009. As a result of the loss of access to the unsecured debt markets, which were historically significant sources of liquidity for the Company, the Company elected to draw down on the full amount of its bank credit facilities in March 2008, adding additional pressure to the Company’s funding situation. Furthermore, downgrades in the Company’s short- and long-term credit and counterparty ratings in March 2008, April 2009 and June 2009 to below investment grade have materially worsened these general conditions and had the practical effect of leaving the Company without access to the commercial paper market and other unsecured term debt markets.

As a result of these developments, the Company has been forced to reduce its funding sources almost exclusively to secured borrowings, where available. This has resulted in significant additional costs to the Company due to the higher interest rates and restrictions on the types of assets and advance rates as compared to unsecured funding. Further, there are limits to the amount of assets that can be encumbered without further adversely affecting the Company’s ability to execute asset sales or other capital generating actions and to access other debt markets in the future. The Company’s ability to continue to access the secured debt markets is extremely limited. The completion of the Credit Facility has further limited the Company’s ability to encumber assets and enter into further secured financings.

The Company’s ability to satisfy its cash needs has been further constrained by regulatory or contractual restrictions on the manner in which it may use portions of its cash on hand. Cash held at CIT Bank is available solely for the bank’s funding and investment requirements and restricted cash related to securitization transactions is available solely for payments to certificate holders. The cash of CIT Bank and the restricted cash related to securitization transactions cannot be transferred to or used for the benefit of any other affiliate of the Company.

The Company’s funding strategy and liquidity position have been materially adversely affected by the ongoing stress in the credit markets, credit ratings downgrades, and regulatory and cash restrictions and, accordingly, there is substantial doubt about the Company's ability to continue as a going concern. As a result, the Company has initiated restructuring efforts, which include the new Credit Facility, the Offer for the August 17 Notes and is in discussions with noteholders concerning actions which would result in improvements to the Company's liquidity and capital position.

Expected Effects of the Offer and Term Loan Financing on Our Liquidity and Capital Resources

The Offer, the Credit Facility and any additional liquidity and capital initiatives the Company may undertake, if successful, will increase the Company’s capital levels and reduce the amount of its outstanding debt. If the Offer is not successfully completed, the Company does not anticipate that it will otherwise be able to make the upcoming August 17, 2009 maturity payment on the August 17 Notes or otherwise refinance the August 17 Notes prior to their maturity and may need to seek relief under the U.S. Bankruptcy Code, unless the Company is able to obtain alternative financing.

The Company has significant maturities of unsecured debt in the near term and in future years. Estimated funding needs for the twelve months ending June 30, 2010 total approximately $7 billion of unsecured debt (which includes approximately $1 billion aggregate principal amount of the August 17 Notes which mature August 17, 2009). Existing liquidity for the same period is not sufficient to make the upcoming August 17, 2009 maturity payment on the August 17 Notes or otherwise meet the Company’s twelve-month funding requirements. In order to satisfy the Company’s additional funding needs, the Company will need to refinance other debt and commitments, which will be very difficult given the current volatility in the credit markets, and/or generate sufficient cash to retire the debt. The Company cannot assure you that it will be successful in refinancing other debt and commitments or generating sufficient cash to retire other debt.

Even assuming the successful implementation of all of the actions described above, including, among other things, the Offer, adoption of its liquidity and capital enhancement plan and other restructuring alternatives, obtaining sufficient financing from third party sources to continue operations, and successfully operating its business, the Company may be required to execute asset sales or other capital generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures. If the Company fails to maintain regulatory capital requirements applicable to it as a bank holding company (“BHC”), the Company may be subject to serious consequences, including restrictions on its business and formal enforcement actions and having to divest CIT Bank.

Application for Temporary Liquidity Guarantee Program and Section 23A Waivers

The Company’s capacity to originate new business and its ability to continue its operations depends upon access to cost efficient funding. The Company’s BHC strategy, which was commenced prior to becoming a BHC under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), was designed to broaden funding sources and was formulated based on discussions with the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC") in 2008. The BHC strategy prepared in connection with the Company's BHC application which was approved in December 2008 contemplated an orderly transition from a capital markets funded business to a diversified deposit funding model. The transition plan relied on (i) asset transfers from the Company’s nonbank subsidiaries to CIT Bank via limited waivers under Section 23A of the Federal Reserve Act which would be funded by expanded deposit issuance through existing and new channels and (ii) participation by the Company in the FDIC Temporary Liquidity Guarantee Program (“TLGP”). On January 12, 2009, CIT applied for approval to participate in the FDIC’s TLGP. Participation in this program would have enabled CIT to issue government-guaranteed debt, which would enhance liquidity, reduce funding costs and support business growth. In April 2009, the Federal Reserve granted the Company a waiver under Section 23A to transfer $5.7 billion of government guaranteed student loans to CIT Bank, in connection with this transaction, CIT Bank assumed $3.5 billion in debt and paid $1.6 billion in cash to CIT.

On July 15, 2009, the Company announced that it had been advised that there is no appreciable likelihood of additional government support, including any additional Section 23A waivers, being provided in the near term. As a result of the Company’s failure to obtain additional government support, including among other things TLGP approval and additional Section 23A waivers, the Company has not been able to shift its primary operating platform to CIT Bank and will not be able to issue government-guaranteed debt under TLGP, further reducing the liquidity available to the Company.

Bank Holding Company Status

The Company and CIT Bank are each subject to various regulatory capital requirements administered by the Federal Reserve Board and the FDIC, respectively. Failure to meet minimum capital requirements can result in certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material adverse effect on the Company. Losses during the first and second quarter of 2009 have reduced the Company’s level of regulatory capital and continued losses in future quarters may reduce the Company’s regulatory capital below satisfactory levels. Failure to meet and maintain the appropriate capital levels could affect the Company’s status as a BHC, have a material adverse effect on the Company’s financial condition and results of operations, and subject the Company to a variety of enforcement actions, as well as certain restrictions on its business.

If the Company does not maintain sufficient regulatory capital, the Company may become subject to enforcement actions (including being required to divest CIT Bank or CIT Bank becoming subject to FDIC conservatorship or receivership) or otherwise be unable to successfully execute its business plan. In addition, if the Company is unable to complete the Offer and access the credit markets to meet its capital and liquidity needs in the future or otherwise suffers continued adverse effects on its liquidity, the Company may be subject to formal and informal enforcement actions by the Federal Reserve and CIT Bank may be placed in FDIC conservatorship or receivership or suffer other consequences. Such actions could impair the Company's ability to successfully execute its business plan and have a material adverse effect on its business, results of operations, and financial position and could result in the Company seeking relief under the U.S. Bankruptcy Code.

On July 14, 2009, the Federal Reserve Bank of New York completed a preliminary stress test of the Company, pursuant to which the Federal Reserve determined that, under the circumstances tested, the Company would need approximately $4 billion in additional regulatory capital, including an additional $2.6 billion in tier one capital. The Company was in discussions with the Federal Reserve regarding the results of the preliminary stress test when, on July 15, 2009, the government notified the Company that there was no appreciable likelihood of additional government support being provided in the near term.

If the Company seeks relief under the Bankruptcy Code, the FDIC could place CIT Bank into either receivership or conservatorship. In such an event, the assets of CIT Bank would not be available to creditors of the Company or other subsidiaries.

Financing Commitments

The Company’s outstanding financing commitments, referred to as loan commitments, or lines of credit, are agreements to lend to customers, subject to the customers’ compliance with contractual obligations. The Company also enters into commitments to provide financing, letters of credit and guarantees. These commitments are not typically fully drawn and additional draws with respect to some of such commitments may be drawn by the Company’s customers at any time, provided that such customers meet certain conditions.

Commencing in late June 2009 and continuing in early July 2009, the Company has experienced a significant increase in the draws on such commitments, which has significantly degraded the Company’s liquidity position. If the borrowers on these lines of credit continue to access these lines or increase their rate of borrowing either as a result of their business needs or due to a perception that the Company may be unable to fund these lines of credit in the future, this could further substantially degrade the Company’s liquidity position which could have a material adverse effect on its business.

Selected Financial Information as of and for the Six Months Ended June 30, 2009

The following description of certain of our unaudited selected financial information as of and for the six months ended June 30, 2009 has not been finalized and is subject to change.

The Company expects to report a loss for the second quarter of 2009 in excess of $1.5 billion (including approximately $700 million in goodwill and intangible assets impairment charge) when it files its quarterly report on Form 10-Q. In addition to balance sheet contraction, slightly higher margins, lower expenses and continued high credit costs it is expected the quarter's results will include goodwill and intangible write-downs, and losses on assets sold for liquidity purposes. Pre-tax items contributing to the expected quarterly loss include:

  $693 million goodwill and intangible assets impairment charge,

  approximately $500 million provision for credit losses, and

  $185 million loss on receivables of approximately $1 billion which were sold for liquidity purposes.

Section 8 – Other Events

Item 8.01 Other Events.

Debt Tender Offer

As part of the restructuring plan, the Company has commenced a cash tender offer for its outstanding Floating Rate Senior Notes due August 17, 2009 (the “August 17 Notes”), upon the terms and subject to the conditions set forth in its Offer to Purchase dated July 20, 2009 (the “offer to purchase”) and the related letter of transmittal (the “Offer”). Pursuant to the Offer, the Company is offering to purchase any and all of its August 17 Notes for $800 for each $1,000 principal amount of outstanding August 17 Notes tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of August 14, 2009. Holders who validly tender their August 17 Notes prior to 5:00 p.m., New York City time, on July 31, 2009 (unless extended by the Company, the “early delivery time”), and who do not validly withdraw their tenders, will be paid an additional $25 cash for each $1,000 principal amount of outstanding August 17 Notes tendered by the early delivery time. Tendered August 17 Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on July 31, 2009 (unless extended by the Company), but not thereafter. Holders of August 17 Notes accepted in the Offer will also receive a cash payment equal to the accrued and unpaid interest in respect of such August 17 Notes from the most recent interest payment date to, but not including, the settlement date for the Offer.

The Offer is conditioned upon, among other things, holders of August 17 Notes tendering and not withdrawing an amount of August 17 Notes equal to at least 90% of the aggregate principal amount of August 17 Notes outstanding (the “Minimum Condition”). The Minimum Condition may be waived by the Company and the Steering Committee. If the Minimum Condition is satisfied or waived, the Company intends to use the proceeds of the Term Loan Financing to complete the Offer and make payment for the August 17 Notes. There can be no assurances that the restructuring plan or the Offer can be completed successfully.

A copy of the press release announcing the entry into the Credit Facility and the commencement of the Offer is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The risk factors attached as Exhibit 99.2 hereto are incorporated herein by reference.

Financing Alternatives

On July 16, 2009, the Company issued a press release announcing that it is continuing to evaluate alternatives to improve its liquidity. A copy of the press release is attached as Exhibit 99.3 hereto.

No Government Support

On July 15, 2009, the Company issued a press release announcing that it had been advised that there is no appreciable likelihood of additional government support being provided over the near term. A copy of the press release is attached as Exhibit 99.4 hereto.

FDIC and UDFI Orders

On July 16, 2009, in connection with the diminished liquidity of CIT, CIT Bank, a wholly-owned subsidiary of CIT, entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist (“FDIC Consent Agreement”)

with the FDIC in respect of its Order to Cease and Desist (the “FDIC Order”), and a Stipulation and Consent to the Issuance of an Order to Cease and Desist (“UDFI Consent Agreement”) with the Utah Department of Financial Institutions (the “UDFI”) in respect of its Order to Cease and Desist (the “UDFI Order”). CIT Bank, without admitting or denying any allegations made by the FDIC and UDFI, consented and agreed to the issuance of the FDIC Order and the UDFI Order (together, the “Orders”) and that such Orders be final and effective. The Company does not believe that these cease and desist orders will have an adverse impact on the Company based on the relatively small size of CIT Bank.

Each of the Orders directs CIT Bank to take certain affirmative actions. Among other things, CIT Bank is ordered by the FDIC and the UDFI to ensure that it does not allow any “extension of credit” to CIT or any other affiliate of CIT Bank or engage in any “covered transaction,” in each case, without the prior written consent of the FDIC and the UDFI, respectively. In addition, CIT Bank is prohibited from declaring or paying any dividends or other reductions in capital and from increasing the amount of “Brokered Deposits” above the $5.527 billion held as of July 16, 2009, in each case, without the prior written consent of the FDIC and the UDFI. Further, by August 14, 2009, CIT Bank is required to provide to the FDIC and the UDFI a contingency plan that ensures the continuous, satisfactory servicing of CIT Bank’s loans. Both Orders exclude the provision of and payment for certain operational services, under pre-existing contracts in the normal course of business, from the definition of “covered transaction” and the prohibition against making payments that represent a reduction in capital.

Termination of Joint Venture Agreement

On July 16, 2009, Snap-On Incorporated notified CIT that Snap-On is terminating the operating agreement between CIT and Snap-On relating to the parties’ Snap-On Credit LLC joint venture. Under the terms of the agreement, Snap-On will acquire CIT’s interest in the joint venture and will continue to service the portfolio owned by CIT. The termination of the joint venture is not expected to have a material impact on CIT’s origination volume, asset levels or net income prior to the first or second quarter of 2010.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
No.	Description of Exhibit

99.1	Press release issued by CIT Group Inc. on July 20, 2009
99.2	Risk Factors
99.3	Press release issued by CIT Group Inc. on July 16, 2009
99.4	Press release issued by CIT Group Inc. on July 15, 2009

Forward-Looking Statements

 This document contains “forward-looking statements” within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this document, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that if the cash tender offer for the outstanding August 17 Notes is not consummated, the Company may need to seek protection under the US Bankruptcy Code, even if the tender offer is consummated, the risk that the $3 billion loan facility does not provide the liquidity that the Company is seeking due to material negative changes to the Company’s liquidity from draw down of loans by customers, the risk that the Company is unsuccessful in its efforts to effectuate a comprehensive restructuring of its liabilities, in which case the Company may be forced to seek bankruptcy relief. Accordingly, you should not place undue reliance on the forward-looking statements contained in this document. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2009

CIT GROUP INC.

By:	/s/ Eric S. Mandelbaum
Name: Eric S. Mandelbaum
Title: Senior Vice President, Deputy General Counsel
and Assistant Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

99.1	Press release issued by CIT Group Inc. on July 20, 2009
99.2	Risk Factors
99.3	Press release issued by CIT Group Inc. on July 16, 2009
99.4	Press release issued by CIT Group Inc. on July 15, 2009